UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2017 (December 15, 2017)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 S. Mangum Street, Suite 408, Durham, NC 27701

(Address of principal executive offices, including zip code)

(914) 630-7430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On December 15, 2017 (the “Effective Date”), MGT Capital Investments, Inc., a Delaware corporation (the “Company”), and three accredited investors (each, an “Investor” and collectively, the “Investors”) executed three Securities Purchase Agreements (the “SPAs”), pursuant to all of which the Investors purchased, severally but not jointly, an aggregate principal amount of eight million dollars ($8,000,000) of the Company’s common stock (the “Common Stock”), at a purchase price of four dollars ($4.00) per share. As a result of the SPAs, each of certain two Investors is entitled to 750,000 shares of the Company’s Common Stock and one Investor is entitled to 500,000 shares of the Common Stock. In accordance with the SPAs, the Company and the Investors agree that no shares of the Company’s Common Stock shall be delivered to the Investors as a result of such purchase prior to the date that is six (6) months from the Effective Date. In addition, under the SPA, each Investor shall receive detachable warrants (the “Warrants”) to purchase the same amount of Common Stock that such Investor has subscribed in the SPA. Subject to the terms and adjustments in the Warrants, each Warrant is exercisable at an initial price of $4.50 per share, for five years from December 15, 2017. The Investors have the option to exercise all or any part of their Warrants on a cashless or cash basis. Forms of the SPAs and Warrants are attached herein as Exhibit 10.1 and Exhibit 10.2.

Unless specifically defined herein, the capitalized terms shall have the meanings as defined in the respective documents attached herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Securities Purchase Agreement

10.2	Form of Warrants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 21, 2017

MGT Capital Investments, Inc.

By:	/s/ Robert Ladd
Name:	Robert Ladd
Title:	President